Exhibit 2.1

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 14, 2006, by and among Majestic Media, LLC, a Utah limited liability company (“Majestic”), Grace Enterprises, L.L.C., a Utah limited liability company (“Grace”) and BabyUniverse, Inc., a Florida Corporation, and its successors and assigns (the “Purchaser”), provides for the purchase and sale of certain assets used in, and the business and goodwill related to, the Company’s ownership and operation of (i) the websites www.epregnancy.com and www.epregnancymagazine.com, and (ii) the print magazine titled ePregnancy (collectively, the “Business”).  Grace and Majestic are referred to herein individually and collectively as the “Company.”

          Section 1.     Pursuant to the terms and conditions of this Agreement, each of Majestic and  Grace at Closing (as defined in Section 4) will (and will cause its affiliates who hold title to any Purchased Assets (as hereinafter defined) to) grant, convey, sell, assign, transfer and deliver to the Purchaser, the right, title, interest and benefit, of whatever kind and nature, tangible and intangible, in and to the following assets, business and rights owned or used by it in the operation of the Business, wherever situated, free and clear of any and all liabilities, liens, encumbrances, mortgages, security interests, pledges, restrictions and claims of any kind or nature, contingent or otherwise: (a) the URLs www.epregnancy.com and www.epregnancymagazine.com and all source code, databases, and other content, current and historical, hosted thereon (collectively, the “Websites”), (b) all intellectual property necessary to publish the print magazine titled ePregnancy (the “Magazine”) including, without limitation, all trademarks and copyrights, whether registered or unregistered, covering the name ePregnancy and all articles and other content, current and historical, appearing in the Magazine, (c) all customer/subscriber lists and customer/subscriber information, current and historical, gathered by, or generated through, the operation of the Business, (d) all other rights (to the extent assignable) held by the Company that are necessary or useful for the operation of the Business and of which the Purchaser has expressly requested assignment, and (e) all goodwill related to the foregoing (collectively, the “Purchased Assets”); provided, however, that, pursuant to contracts between the Company and authors engaged to write articles for the Magazine and the Websites (such contracts, the “Author Contracts” and the articles written pursuant thereto, the “Relevant Articles”), the Company retains ownership rights to Relevant Articles only for a period of one year following the publication of Relevant Articles, on the terms set forth in the representative Author Contract attached hereto as Schedule 1.  Consequently, the Company’s representations and warranties in this Agreement regarding the Purchased Assets shall be qualified, with respect to the Relevant Articles, by the terms set forth in the attached representative Author Contract.  Notwithstanding the qualified nature of the Company’s ownership rights in the Relevant Articles, the Purchased Assets shall include all of the Company’s rights under the Author Contracts.

          Section 2.     The parties expressly agree that the Purchaser shall not assume or otherwise become liable for any obligations or liabilities of the Company or any affiliate thereof absolute or contingent, known or unknown, including, without limitation, (a) any liability or obligation of the Company arising under this Agreement; (b) any and all expenses, costs, damages, liabilities, or obligations (including, without limitation, fees and expenses of counsel) incurred in connection with any breach of contract, breach of warranty, tort, violation of law, action, suit, or other legal or administrative proceedings or governmental investigation arising as a result of events occurring or facts or circumstances arising or existing on or prior to the Closing Date whether or not in the ordinary course of business and whether filed or made before, on or after the Closing Date; (c) any liability or obligation of the Company for taxes, including (i) any taxes arising as a result of the Company’s operation of the Business or ownership of the Purchased Assets prior to the Closing Date, (ii) any taxes payable by the Company or its equity-holders that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement, and, (iii) any deferred taxes of any nature; (d) any liability or obligation of the Company with respect to the employees of the Company (whether arising before, on or after the Closing Date) relating to or arising out of, or in connection with their employment by the Company at any time on or before the Closing Date, including, without limitation, any employee benefit plan, executive deferred compensation plan, or any other plans or arrangements for the benefit of any employees or officers of the Company; (e) any liability or obligation relating to the ownership of the Purchased Assets or operation of the Business arising, or resulting from events occurring or circumstances existing, on or prior to the Closing Date including, without limitation, any refunds due to subscribers for pre-paid subscriptions; and (f) any liability or obligation of the Company or the Business not expressly assumed by the Purchaser pursuant to this Agreement (collectively, the “Excluded Liabilities”).

          Section 3.     In consideration of the Company’s sale and delivery of the Purchased Assets to the Purchaser, the Purchaser at Closing shall pay to the Company $175,000 in immediately available funds (the “Purchase Price”).

          Section 4.     Subject to the terms and conditions set forth in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place contemporaneously with the execution of this Agreement, provided that the closing deliveries and conditions (other than those set forth in Section 10(f)) are contemporaneously satisfied (or waived by the party for the benefit of whom such closing delivery or condition exists).  The date of the Closing is referred to herein as the “Closing Date.”

          Section 5.     Effective as of the Closing, the Company constitutes and appoints the Purchaser the true and lawful attorney or attorneys of the Company, with full power of substitution, in the name of the Purchaser or in the name of the Company, by and on behalf of, and for the sole benefit of, the Purchaser to demand and receive from time to time any and all of the Purchased Assets, and from time to time to institute and prosecute, in the name of the Company or otherwise, any and all proceedings at law, in equity or otherwise which the Purchaser or its successors or assigns may deem necessary or desirable in order to receive, collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets hereby sold, transferred, assigned and conveyed to the Purchaser and to defend and compromise any and all actions, suits or proceedings in respect thereof and to do all such acts and things and execute any instruments in relation thereto as the Purchaser or its successors or assigns shall deem advisable. Without limitation of the foregoing, effective as of Closing, the Company authorizes any officer of the Purchaser to endorse or assign any instrument, contract or chattel paper relating to the Purchased Assets.  The Company agrees that the foregoing appointment made and the powers hereby granted are coupled with an interest and shall be irrevocable by the Company in any manner or for any reason.  The Company agrees to pay any and all sales, transfer and/or similar taxes or fees which may become due and owing as a result of the completion of the transactions contemplated hereby (but excluding any (a) income taxes payable by the Purchaser related to the Purchaser’s ownership or operation of the Purchased Assets following the Closing Date and (b) any sales or use taxes payable by the Purchaser related to the Purchaser’s use or consumption of the Purchased Assets following the Closing Date).

          Section 6.     The Company covenants and agrees that: (a) if any of the Purchased Assets covered in this Agreement cannot be transferred or assigned by the Company without the consent of or notice to a third party and in respect of which any necessary consent or notice has not as of the Closing Date been given or obtained, or (b) if any such Purchased Assets are non-assignable in their nature and title thereto will not pass by this Agreement, the beneficial interest in and to the same will in any event pass to the Purchaser; that the Company shall (i) hold such Purchased Assets in trust for, and for the benefit of, the Purchaser, (ii) use all reasonable means to obtain and to secure such consent and give such notice as may be required to effect a valid transfer or transfers of such Purchased Assets, and (iii) make or complete such transfer or transfers as soon as reasonably possible.

          Section 7.     The Company does, for itself and its successors, assigns and affiliates, as applicable, hereby represent, warrant, covenant and agree to and with the Purchaser, that:

                    (a)       the Company is the lawful owner of the Purchased Assets; that the Purchased Assets are not subject to any mortgage, pledge, security interest, encumbrance, lien, charge or restriction of any kind (each a “Lien”); that the Company has good and valid right to sell, bargain, grant, transfer, convey and deliver the same to the Purchaser; and that the Company will warrant and defend the sale of the Purchased Assets and rights hereby made, unto the Purchaser against the lawful claims and demands of all persons whomsoever;

                    (b)       each of Majestic and Grace is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah and each Company has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted; the Company has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the Company has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby;

                    (c)       the Company is in compliance with all applicable laws, except where such noncompliance would not materially, adversely affect the Purchased Assets; and there are no (and there is no basis for any) non-compliance orders, warning letters, notices of violation, claims, lawsuits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings pending or, to the knowledge of the Company, threatened against or involving the Company or the Purchased Assets that would prevent or adversely impact the consummation of the transactions contemplated by this Agreement;

                    (d)       other than a commission payable by the Company to Roth Capital Partners, no agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company, or any of its subsidiaries or their respective officers, directors or employees, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated hereby;

                    (e)       the Purchased Assets do not constitute all or substantially all of the assets of Majestic or Grace;

                    (f)       the Author Contracts contain substantially the same terms as those set forth in the representative Author Contract attached hereto as Schedule 1;

                    (g)      all of the current and historical content and other files related to the Websites are contained on the server referenced in Section 9(d) below, including, without limitation, all message board postings; and

                    (h)      Grace owns all right, title and interest in and to: (1) the United States Trademark Registration No. 2,332,448 for “EPREGNANCY”, and (2) the URLs www.epregnancy.com and www.epregnancymagazine.com, and Majestic owns rights, title and interest in and to all of the other Purchased Assets.  An affiliated company, Western Holdings LLC, a Wyoming limited liability company (“Western”), acts as agent for Grace with respect to the registration of the above URLs; however, Western owns none of the Purchased Assets, and Grace and Majestic hereby covenant and agree that they shall cause Western, in addition to all other agents acting for and in behalf of them, to perform such actions as are necessary to transfer title and registration of the URLs and all other relevant Purchased Assets to the Purchaser at Closing.

          Section 8.     The Company, for itself and its successors, assigns and affiliates, as applicable, further covenant and agree that it will at any time and from time to time, at the request of the Purchaser, do, execute and deliver, or cause to be done, executed or delivered, all such further acts, transfers, assignments and conveyances, for the better assuring, conveying and confirming unto the Purchaser full title, right and interest in or to the Purchased Assets as the Purchaser shall reasonably require.

          Section 9.     Except as may be required by law or the requirements of the Securities and Exchange Commission and  NASDAQ, or as otherwise permitted or expressly contemplated herein, none of the Company, the Purchaser or any of their respective affiliates, employees, agents or representatives shall disclose to any third party this Agreement or the subject matter or terms hereof, or make any press release or other public announcement related to this Agreement or the transactions contemplated hereby, without the prior consent of the other party (which consent shall not be unreasonably withheld).

          Section 10.   With the exception of clause (f) set forth below, at the Closing, the Company and the Purchaser shall deliver the following:

                      (a)     the Company shall duly execute and deliver to the Purchaser (or its assignee) the Bill of Sale and Assignment attached hereto as Exhibit A, and such other instruments of transfer of title as are necessary to transfer to the Purchaser (or its assignee) good and marketable title to the Purchased Assets and shall deliver to the Purchaser (or its assignee) immediate possession of the Purchased Assets;

                      (b)     Grace shall duly execute and deliver to the Purchaser (or its assignee) the Trademark Assignment attached hereto as Exhibit B;

                      (c)     the Company shall initiate the transfer of the registration of the domain names www.epregnancy.com and www.epregnancymagazine.com to the following:

Darin Carter
BabyUniverse, Inc.
150 South US Highway One
Suite 500
Jupiter, Florida 33477
561.277.6424 (telephone)
Darin.carter@babyuniverse.com

                      (d)       the Company shall assign to the Purchaser its rights under the hosting agreement with EsoSoft, Inc., and shall assign its ownership of, and all passwords to, the server that is located at EsoSoft, Inc.’s facilities and/or the service account with EsoSoft, Inc.;

                      (e)       the Purchaser shall deliver the Purchase Price to the Company;

                      (f)       as soon as practicable following the Closing (but in any event within six business days following the Closing Date), the Company shall deliver to the Purchaser, in a format mutually agreeable to the Company and the Purchaser, (i) all current and historical articles published in the Magazine and the Websites and (ii) a list of all current and historical subscribers of the Magazine and Websites.

          Section 11.     The Company agrees to indemnify and hold the Purchaser, its successors, assigns, and affiliates and their respective officers and directors (collectively, the “Purchaser Entities”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Purchaser Entities resulting from or arising out of (a) any breach of any of the representations or warranties made by the Company in or pursuant to this Agreement, (b) any breach of any of the covenants or agreements made by the Company in this Agreement, (c) the ownership or operation of the Purchased Assets and/or the Business prior to the Closing Date, or (d) the Excluded Liabilities (collectively, “Indemnifiable Damages”).

          Section 12.     This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.  The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.  The Exhibits and Schedules constitute a part hereof as though set forth in full above.  This Agreement is not intended to confer upon any party, other than the parties hereto, any rights or remedies hereunder.

          Section 13.     The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

          Section 14.     All of the terms and provisions of this Agreement will be binding upon the Company and their successors, assigns and heirs, as applicable, and will inure to the benefit of the Purchaser.  This Agreement shall be construed in accordance with, and governed for all purposes by, the laws of the State of Utah applicable to contracts executed and wholly performed within Utah.

          Section 15.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered as of the day and year first above written.

Majestic Media, LLC
a Utah limited liability company

By:	/s/ Dennis Gay

Name:	Dennis Gay
Title:	Manager

Grace Enterprises, L.L.C.
a Utah limited liability company

By:	/s/ Dennis Gay

Name:	Dennis Gay
Title:	Manager

BabyUniverse, Inc.
a Florida corporation

By:	/s/ Jonathan Teaford

Name:	Jonathan Teaford
Title:	Executive Vice President

EXHIBIT A

Bill of Sale and Assignment

          THIS BILL OF SALE AND ASSIGNMENT (the “Bill of Sale”), dated as of June___, 200, is executed by Majestic Media, LLC, a Utah limited liability company (“Majestic”) and Grace Enterprises, L.L.C., a Utah limited liability company (“Grace” and together with Majestic, collectively, the “Seller”) in favor of BabyUniverse, Inc., a Florida Corporation, and its successors and assigns (the “Purchaser”).

Preliminary Statement

          This Bill of Sale is executed and delivered pursuant to the terms of the Asset Purchase Agreement, dated as of the date hereof, to which the Seller and the Purchaser are parties (the “Agreement”).

Agreement

          As a condition precedent to the closing of the transactions contemplated by Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

          Each term which is capitalized, but not defined, in this Bill of Sale shall have the meaning ascribed to such term in the Agreement.

          Seller hereby sells, assigns, conveys, transfers, grants, sets over, confirms and delivers to the Purchaser, to have and to hold forever, its entire right, title and interest in and to each of the Purchased Assets, free and clear of any and all liens.

          Seller agrees that Purchaser shall not assume any liabilities or obligations of the Seller by virtue of its acceptance of the Purchased Assets.

          All of the terms and provisions of this Bill of Sale are binding upon the Seller and its successors and assigns and will inure to the benefit of the Purchaser. Notwithstanding the foregoing, no provision of this Bill of Sale shall in any way waive, diminish or limit the express provisions (including the warranties, covenants, agreements, conditions, representations and obligations and indemnifications, and the limitations related thereto, of Seller) set forth in the Agreement, this Bill of Sale being intended solely to effect the transfer of the Purchased Assets in accordance with the Agreement.

          In the event of a conflict between the terms of this Bill of Sale and the terms of the Agreement, the terms of the Agreement shall prevail and govern.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and delivered by a duly authorized officer, on the date first above written.

Majestic Media, LLC
a Utah limited liability company

By:	/s/ Dennis Gay

Name:	Dennis Gay
Title:	Manager

Grace Enterprises, L.L.C.
a Utah limited liability company

By:	/s/ Dennis Gay

Name:	Dennis Gay
Title:	Manager

EXHIBIT B

Assignment of U.S. Trademark

          WHEREAS, Grace Enterprises, L.L.C., a Utah limited liability company, located and doing business at 402 West 5050 North, Provo, Utah 84604 (hereinafter “ASSIGNOR”), owns the trademark which is the subject of United States Trademark Registration No. 2,332,448 for “EPREGNANCY,” (hereinafter “Trademark”);

          WHEREAS, BabyUniverse, Inc., a Florida corporation, located and doing business at 150 South US Highway One, Suite 500, Jupiter, Florida 33477 (hereinafter “ASSIGNEE”), is desirous of acquiring the Trademark;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, effective as of the date hereof, ASSIGNOR hereby sells, assigns, transfers and conveys unto ASSIGNEE all right, title and interest in and to the Trademark, together with the goodwill of the business symbolized by the Trademark.

GRACE ENTERPRISES, L.L.C.

	By:	/s/ Dennis Gay

	Name:	Dennis Gay
	Title:	Manager

Date: ________________

SCHEDULE I

Representative Author Contract

(see attached)